Exhibit 10.5

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (“Agreement”) is made and entered into as of the last date indicated below between The Travelers Indemnity Company (the “Company,” and together with The St. Paul Travelers Companies, Inc. and its subsidiaries, affiliates, successors and assigns, collectively, the “Company Entities”), and the undersigned employee, T. Michael Miller (“Miller”).

Company and Miller wish to provide for the separation of Miller’s employment relationship with Company, the termination of all agreements that may have existed between Miller and any Company Entity, and for a full and final settlement of any and all actual and potential disputes arising out of Miller’s employment or the separation of that employment, without any admission of any kind by either party.

Therefore, in consideration of the mutual promises and agreements set forth in this Agreement, Company and Miller agree as follows:

I.                                         EMPLOYMENT SEPARATION

A.                                   Separation Date.  Miller is terminated from all active employment and all offices and positions within any Company Entity effective on the separation date (“Separation Date”) stated in the Separation Payment Schedule (“Schedule”) that accompanies this Agreement.

B.                                     Separation.  Effective on the Separation Date, Miller shall have no duties and no authority to make any representations or commitments on behalf of any Company Entity as an employee or in any capacity whatsoever.  Thereafter, Miller shall have no further rights deriving from Miller’s employment by Company or any Company Entity, and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement.  Consistent with Subsection IV(A)(3) of this Agreement, Miller has forty-five (45) days to consider whether to accept Company’s offer of severance as stated in this Agreement.    If this Agreement is not duly executed by Miller and timely returned to Company as specified in Subsection IV(A)(3) or if Miller revokes Miller’s acceptance of this Agreement as set forth in Subsection IV(A)(4), Company’s offer will be revoked or Company’s obligations under this Agreement will be rescinded, as applicable, and Miller will not be eligible to receive any of the compensation or benefits described in Section II of this Agreement and the accompanying Schedule (the “Consideration”).

II.                                     CONSIDERATION

In exchange for the promises contained in Section III and the Waiver and Release of Claims and Covenant Not To Sue set forth in Section IV, and subject to the terms and conditions

4-15-05	/s/ T. Michael Miller
Date	T. Michael Miller

set forth in this Agreement, Company agrees to provide Miller with the Consideration set forth in this Section II.  Consistent with applicable law, the amounts payable herein are subject to reduction for any amounts Miller owes to Company, as determined by Company.  If Miller elects not to sign this Agreement, Miller shall receive only those benefits and payments required by law, and the applicable benefits described in Section I.

A.                                   Basic Severance Payment.  Conditioned upon the restrictions outlined in the various Subsections of this Agreement, Miller will receive three times (3x) the amount of Miller’s annual base salary (as of April 1, 2004) and target bonus.  The estimated amount of the payment to which Miller will be entitled if this Agreement is executed is listed in the accompanying Schedule.  This severance payment will be paid in a lump sum within the time frame provided for in Subsection IV(A)(4).   In the event of Miller’s death, any unpaid severance payments pursuant to Section II of this Agreement will be paid in a lump sum to Miller’s estate or to such other person as Miller may designate in a written request delivered to Company before Miller’s death.

1.                                       Effect of Parachute Payment Rules.  If the Internal Revenue Code would otherwise impose an excise tax on the severance payment Miller receives because the payment is considered an “excess parachute payment,” the Company shall provide a gross-up payment to offset the excise tax.  However, if the severance payment would not be subject to the excise tax if it were reduced by less than 10% of the portion that would be treated as an “excess parachute payment” under the Internal Revenue Code, then the severance amount shall be reduced to the maximum amount that could be paid without giving rise to the excise tax.

2.                                       Offsets.  If Miller is eligible on account of Miller’s termination of employment to receive any amounts under any other plan, policy of, or agreement with any Company Entity, the basic severance payment will be reduced by the amount(s) Miller receives under the other plan, policy or agreement.

B.                                     Continued Benefits.                                    Conditioned upon the restrictions outlined in the various Subsections of this Agreement, medical, dental, AD&D and life insurance may be continued for up to three years after termination, unless Miller becomes reemployed and is eligible to receive any of the above-described benefits from Miller’s new employer.  Miller is obligated to notify Company of the receipt of such benefits.  The cost of coverage will be a proportional amount equal to the same proportion of Miller’s shared costs prior to termination.  Miller will be billed monthly for his benefits.  If Miller does not pay in a timely fashion, these benefits will be discontinued.

C.                                     Outplacement Services.  Conditioned upon the restrictions outlined in the various Subsections of this Agreement, Miller will receive either outplacement services, at Company’s expense, from Lee Hecht Harrison under the plan specified in the Schedule, or a cash payment equivalent to the value of such services.

4-15-05	/s/ T. Michael Miller
Date	T. Michael Miller

D.                                    Satisfaction of Obligations.  The Consideration to be provided under Section I and Section II of this Agreement are in satisfaction of, and not in addition to, payments otherwise provided under The St. Paul Companies, Inc. Amended and Restated Special Severance Policy, any other Company Entity severance plan or any other severance plan under which Miller asserts Company is obligated to provide benefits.

E.                                      Acknowledgment.  Miller acknowledges that the consideration provided in this Agreement is good and valuable consideration in exchange for this Agreement, and includes payments and benefits to which Miller is not otherwise entitled.

F.                                      Withholding.  Company will withhold from the compensation and benefits payable to Miller under Sections I and II of this Agreement all appropriate deductions for employee benefits, if applicable, and the amounts necessary for Company to satisfy its withholding obligations under Federal, state and local income and employment tax laws.

III.                                 MILLER’S COVENANTS TO COMPANY

The parties desire to provide for the protection of the business, good will, confidential information, relationships and other proprietary rights of the Company Entities.  Accordingly, Miller agrees to the following:

A.                                   Property of Company.  By the Separation Date, Miller will return to Company all Company Entity property, including, but not limited to all identification cards; files; computer hardware, software, equipment and disks; keys; company owned or leased vehicles; credit cards; and records.

B.                                     Future Conduct.  Miller agrees not to engage in any form of conduct, or make any statements or representations, that disparage or otherwise harm the reputation, good will or commercial interests of any Company Entity or its management.

In addition, Miller agrees to cooperate fully with Company, including its attorneys or accountants, in connection with any potential or actual litigation, other real or potential disputes, internal investigations, or government investigations, which directly or indirectly involves Company or any Company Entity.  Miller agrees to appear as a witness voluntarily, upon Company’s request, regardless of whether served with a subpoena, and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation, as requested by Company.  Company acknowledges that these efforts, if necessary, will impose on Miller’s time and would likely interfere with other commitments Miller may have in the future.  Consequently, Company shall attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with Miller’s schedule, but Miller recognizes that scheduling of certain court proceedings, including depositions and trials, may be beyond Company’s control.  Likewise, Company agrees to

4-15-05	/s/ T. Michael Miller
Date	T. Michael Miller

compensate Miller for Miller’s time hereunder at a rate of one hundred percent (100%) of Miller’s base salary as of the Separation Date stated as an hourly rate, for actual time spent traveling to and from and attending such depositions, consultations or meetings, not to include ancillary time spent at hotels and related locations during evenings between proceedings.  Company also agrees to reimburse Miller for the out-of-pocket expenditures actually and reasonably incurred by Miller in connection with the performance of the services contemplated by this Subsection, including hotel accommodations, air transportation and meals consistent with Company’s generally-applicable expense reimbursement policies.  It is expressly understood by the parties that any compensation paid by Company to Miller under this Subsection shall be in exchange for Miller’s time and is not intended or understood to be dependent upon the character or content of any information Miller discloses in good faith in any such proceedings, meetings or consultation.

C.                                     Confidentiality of this Agreement.  Miller and Company agree that this Agreement and its terms will be regarded as confidential communications between the parties, and that neither they nor their counsel will reveal or disclose either the terms or the substance of this Agreement to any other person, except as required by securities laws, subpoena, court order, other legal process, or official inquiry of a federal, state or local taxing authority, or other governmental agency with a legitimate legal right to know the terms or substance of this Agreement, and further that Company may reveal the existence and terms of this Agreement to any government agency or staff.  This restriction applies to any members of the public, and to any current, future or former employees of any Company Entity.  If disclosure is compelled of Miller by subpoena, court order or other legal process, or as otherwise required by law, Miller agrees to notify Company as soon as notice of such process is received and before disclosure takes place. Notwithstanding these provisions, Miller and his representatives and other agents may disclose to any and all persons the United States federal income tax treatment of the transaction described in this Agreement (the “Tax Treatment”) and any fact, or the content of any verbal discussion, that may be relevant to understanding the Tax Treatment and all materials of any kind (including opinions or other tax analyses) that are provided to Miller relating to such Tax Treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.  Miller may further disclose the terms of this Agreement to members of Miller’s immediate family, Miller’s accountant or financial advisor, and Miller’s attorney upon their agreement to maintain this Agreement in strict confidence, as set forth in this Subsection.  Miller may also disclose the contents of any or all of Section III of this Agreement to prospective or subsequent employers who have a legitimate business interest in knowing of these covenants, upon their agreement to maintain this Agreement in strict confidence, as set forth in this Subsection.  Further, nothing in this Subsection limits Company’s ability to disclose the information internally or externally to those persons with a legitimate business reason to have access to the information.

D.                                    Confidential Information.  Miller acknowledges that he has had access to confidential and proprietary business information of Company Entities (“Confidential Information”).  For all time, Miller agrees that he shall not, without the proper written authorization of Company, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all Confidential Information strictly

4-15-05	/s/ T. Michael Miller
Date	T. Michael Miller

and absolutely confidential.  Miller will use reasonable and prudent care to safeguard and prevent the unauthorized use or disclosure of Confidential Information.  Confidential Information shall not include any information that:  (a) is or becomes a part of the public domain through no act or omission of Miller or is otherwise available to the public other than by breach of this Agreement; (b) was in Miller’s lawful possession prior to the disclosure and had not been obtained by Miller either directly or indirectly as a result of his employment with the Company; (c) is disclosed to Miller by a third party who has the right to make such disclosure; or (d) is independently developed by Miller outside of his employment with Company and without access to Confidential Information.

Miller expressly acknowledges that the terms of this Subsection are material to this Agreement, and if Miller breaches the terms of this Subsection, Miller shall be responsible for all damages and, at the election of Company, the return of all consideration allocated therefore, without prejudice to any other rights and remedies that Company may have.

Miller further acknowledges and agrees that the Confidential Information and special knowledge acquired during Miller’s employment with Company is valuable and unique, and that breach by Miller of the provisions of this Agreement as described in this Subsection will cause Company Entities irreparable injury and damage that cannot be reasonably or adequately compensated by money damages.  Miller, therefore, expressly agrees that Company Entities shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Agreement or any part thereof, in addition to such other remedies legally available to Company Entities.  Miller expressly waives the claim that Company Entities have an adequate remedy at law.

E.                                      Covenants Not to Solicit/Interfere.  Miller acknowledges and agrees that, by virtue of opportunities derived from his access to Confidential Information and employment with Company, Miller is capable of significantly and adversely impacting the existing relationships of Company Entities with their clients, customers, policyholders, vendors, consultants, employees, and/or agents.  Miller acknowledges that Company Entities have a legitimate interest in protecting these relationships against solicitation and/or interference by Miller for a reasonable period of time following the Separation Date.  Accordingly, the parties agree that the Covenants described in Section III(E) and its subparts shall apply for a duration of twelve (12) months following the Separation Date (“the Restricted Period”).  Miller acknowledges and agrees that the Covenants described in Section III(E) are expressly intended to protect and preserve the legitimate business interests and goodwill of Company Entities.  Miller further acknowledges that the consideration described in Section II of this Agreement includes fair consideration for these Covenants.  Miller further acknowledges and agrees that Miller’s breach of this Section III(E) and its subparts will cause Company Entities irreparable injury and damage that cannot be reasonably or adequately compensated by monetary damages.  Miller, therefore, expressly agrees that Company Entities shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Section and its subparts, in addition to such other remedies as are legally available to Company Entities.  Miller expressly waives the claim that Company Entities have an adequate remedy at law.

4-15-05	/s/ T. Michael Miller
Date	T. Michael Miller

1.                                       Solicitation of Employees. Miller shall not, without the prior written consent of the Company, at any time prior to the Separation Date or during the Restricted Period, directly or indirectly, solicit, participate in or promote the solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person, with the exception of Linda Wing, who was or is employed by any Company Entity on the Separation Date or thereafter to leave the employ of Company or, on behalf of Miller or any other person, hire, employ or engage any such person. Miller further agrees that, during such time, if a person who is employed by any Company Entity contacts Miller about prospective employment, Miller will inform such person that Miller cannot discuss the matter.  For purposes of this Subsection III(E)(1), requests for consent must be delivered via facsimile to John P. Clifford, Jr., Senior Vice President of Human Resources for the Company (or his successor) with the original sent via certified mail to Kenneth F. Spence, III, Executive Vice President and General Counsel for the Company (or his successor).

2.                                       Solicitation of and/or Interference with Existing Commercial Relationships.  Miller shall not, without the prior written consent of the Company, at any time prior to the Separation Date or during the Restricted Period, directly or indirectly, solicit any person or entity, who or that, as of the Separation Date, was or is a client, customer, policyholder, vendor, consultant or agent of any Company Entity, to discontinue business with any Company Entity, and/or move that business elsewhere or otherwise change an existing customer relationship with any Company Entity.  Miller further agrees that, during such time, if such a client, customer, policyholder, vendor, consultant or agent contacts Miller about discontinuing business with any Company Entity, and/or moving that business elsewhere, or otherwise changing an existing commercial relationship with any Company Entity, Miller will inform such client, customer, policyholder, vendor, consultant or agent that Miller cannot discuss the matter without notifying Company.  Prior to any discussion of the matter, Miller is obligated to notify Company of the name of the person who made the contact, the customer, policyholder, vendor, consultant or agent with whom the person is affiliated, and the nature and the date of the contact. After notifying Company of the contact, Miller must receive written consent from the Company before discussing the matter with such client, customer, policyholder, vendor, consultant or agent.  For purposes of this Subsection III(E)(2), notification and requests for consent must be delivered via facsimile and certified mail to Kenneth F. Spence, III, Executive Vice President and General Counsel of the Company (or his successor).

IV.                                GENERAL WAIVER, RELEASE AND COVENANT NOT TO SUE BY MILLER

A.                                   General Waiver and Release by Miller.

1.                                       As a material inducement to Company to enter into this Agreement, and in consideration of Company’s promise to make the payments set forth in this Agreement, Miller hereby knowingly and voluntarily releases and forever discharges Company Entities, and all of

4-15-05	/s/ T. Michael Miller
Date	T. Michael Miller

their affiliates, parents, subsidiaries and related entities, and all of their past, present and future respective agents, officers, directors, shareholders, employees, attorneys and assigns from any federal, state or local charges, claims, demands, actions, liabilities, suits, or causes of action, at law or equity or otherwise and any and all rights to or claims for continued employment after the Separation Date, attorneys fees or damages (including contract, compensatory, punitive or liquidated damages) or equitable relief, which he may ever have had, has now or may ever have or which Miller’s heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, on account of or arising out of Miller’s employment with Company or the separation thereof, including, without limitation, any entitlement to benefits under (i) The St. Paul Companies, Inc. Capital Accumulation Plan premised upon the grant issued to you in calendar year 2004 and (ii) The St. Paul Travelers Capital Accumulation Program Granted Under The St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan premised upon the granted issued to you in calendar year 2005.

2.                                       This release includes, but is not limited to rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, any state or local human rights statute or ordinance, any claims or rights of action relating to breach of contract, public policy, personal or emotional injury, defamation, protection of “whistleblowers,” additional compensation, or fringe benefits. Miller specifically waives the benefit of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Miller to exist.  This release does not purport to waive claims arising under these laws after the date of this Agreement.

3.                                       This Agreement is presented to Miller on or before the presentation date set forth in the Schedule.  Miller acknowledges that he has reviewed the information about the severance offer described above and given to him as part of this Agreement and accompanying Schedule.  Miller acknowledges that he has been granted at least forty-five (45) days within which to consider this Agreement.  Miller further acknowledges that if this Agreement is not duly executed by Miller and returned to Company as specified in this Subsection within forty-five (45) days from the date this Agreement was presented to Miller, Company’s severance offer contained in this Agreement is withdrawn and rescinded, and Miller will not be eligible to receive any of the severance payments described in Section II of this Agreement and the accompanying Schedule.  This duly executed Agreement must be received by Company by the close of the business day on the forty-fifth (45th) day after the presentation date set forth in the Schedule.  The Agreement must be delivered to Company personally or by certified mail, to the attention of John P. Clifford, Jr., Senior Vice President, Human Resources, 385 Washington Street, Mail Code 102W, Saint Paul, Minnesota 55102-1396.

Miller further acknowledges that by virtue of being presented with this Agreement, he has been advised in writing to consult with legal counsel prior to executing this

4-15-05	/s/ T. Michael Miller
Date	T. Michael Miller

Agreement.  Miller understands that if he executes this Agreement prior to the expiration of forty-five (45) days, or chooses to forego the advice of legal counsel, he does so freely and knowingly, and waives any and all future claims that such action or actions would affect the validity of this Agreement.  Miller acknowledges that any changes made to this Agreement after its first presentation to Miller, whether material or immaterial, do not re-start the tolling of this forty-five (45) day period.

4.                                       Miller understands that he may cancel this Agreement at any time on or before the fifteenth (15th) day following the date on which he signs the Agreement.  To be effective, the decision to cancel must be in writing and delivered to Company, personally or by certified mail, to the attention of John P. Clifford, Jr., Senior Vice President, Human Resources, 385 Washington Street, Mail Code 102W, Saint Paul, Minnesota 55102-1396, on or before the fifteenth (15th) day after Miller signs the Agreement.  Company will begin to make the payments under Section II either (a) within thirty days of the Separation Date, or (b) within ten (10) days after Miller’s cancellation rights as described in this Subsection expire, whichever is later.  If Miller exercises his limited right to revoke, or if the release provisions of Section IV are held invalid for any reason whatsoever, Miller agrees to return any consideration received under the terms of this Agreement and that Company is released from any obligations under this Agreement.

B.                                     Covenant Not to Sue.  Miller covenants and agrees not to sue or bring any action, whether federal, state, or local, judicial or administrative, now or at any future time, against Company, any Company Entity, and its or their respective agents, directors, officers or employees, with respect to any claim released hereby or arising out of Miller’s employment with Company.  Nevertheless, this Agreement does not purport to limit any right Miller may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigatory agency.  This Agreement does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

V.                                    MISCELLANEOUS PROVISIONS

A.                                   Non-Assignment of Claims.  Miller represents and warrants that Miller has not sold, assigned, transferred, conveyed or otherwise disposed of to any third-party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

B.                                     Successors.  This Agreement shall be binding upon, enforceable by and inure to the benefit of Miller’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and Company and any successor company, but neither

4-15-05	/s/ T. Michael Miller
Date	T. Michael Miller

this Agreement nor any rights or payments arising hereunder may be assigned, pledged, transferred or hypothecated by Miller.

C.                                     Arbitration; Governing Law.  To secure any benefit under The St. Paul Companies, Inc. Amended and Restated Special Severance Policy (“Policy”) or other plan or program subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Miller must follow the claims procedure for such Policy, plan or program, as set forth its governing document or summary plan description.  To the extent arbitration is required in connection with an appeal of a denied claim made under such claims procedure, and with respect to any other claim or dispute arising under or in connection with the Agreement, Miller and Company agree that such claim or dispute shall be settled exclusively by arbitration in the city nearest to Miller’s place of residence in which a United States District Court is situated, by three arbitrators in accordance with the rules of the American Arbitration Association then in effect.  Any decision in arbitration shall be binding except to the extent that binding arbitration is prohibited by ERISA.  Company shall bear all costs and expenses arising in connection with any arbitration proceeding.  Nothing contained in this Subsection V(C) shall limit any Company Entity’s right to obtain equitable or injunctive relief in connection with enforcing Miller’s covenants under Section III or Section IV of this Agreement.  The interpretation and construction of this Agreement shall, to the extent not preempted by ERISA or any other federal law, be governed by and construed in accordance with the laws of Minnesota.

D.                                    Amendment.  Any amendment to this Agreement shall only be made in writing and signed by the parties.

E.                                      Waiver.  No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver.  A waiver by any party of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance with such provision, and such provision shall remain in full force and effect.

F.                                      Notice.  All notices, requests, demands and other communications under the Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid, and properly addressed as follows:

4-15-05	/s/ T. Michael Miller
Date	T. Michael Miller

To Miller:	At Miller’s home address listed in Company’s employee database, as updated by Miller from time to time in writing to the person designated below.

To St. Paul Travelers:	John P. Clifford, Jr.
Sr. Vice President – Human Resources
St. Paul Travelers Companies, Inc.
385 Washington Street, Mail Code: 102W
St. Paul, Minnesota 55102-1396

The parties agree to notify each other promptly of any change in mailing address.

G.                                     Outstanding Business Expenses.  Miller agrees that he will submit for reimbursement any outstanding business expenses within thirty days of his Separation Date.  Miller understands and agrees that to the extent any of the expenses are improper and thus not approved by his manager, he retains responsibility for the payment of any such disapproved expenses.

H.                                    Headings.  Headings used in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement.

I.                                         Entire Agreement.  Company and Miller each represent and warrant that no promise or inducement has been offered or made except as set forth and that the consideration stated is the sole consideration for this Agreement.  This Agreement, along with the accompanying Schedule, is a complete agreement and states fully all agreements, understandings, promises and commitments as between Miller and Company as to the separation of Miller from employment by Company.  This Agreement supersedes any prior agreements, whether oral or written, between Miller and Company.  Except as expressly provided herein, Miller is not entitled to any other or further compensation or remuneration.  In the event an inadvertent error was made in the calculation of economic benefits, Company reserves the right to make necessary corrections up until the time both parties have signed the Agreement.

J.                                        Limited Severability.  If Subsections III(D), III(E), III(E)(1) and/or III(E)(2) of this Agreement are found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provisions shall be deemed to be modified or restricted in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, if any.

4-15-05	/s/ T. Michael Miller
Date	T. Michael Miller

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below:

Date:	4-29-05	THE TRAVELERS INDEMNITY
COMPANY

		By:	/s/ John P. Clifford

		Its:	SVP – HR

Date:	4-15-05	/s/ T. Michael Miller
T. MICHAEL MILLER